Exhibit 10.26

Summary of Compensation Structure for
Non-Associate Members of Board of Directors of Abercrombie & Fitch Co.
(Effective as of February 2, 2014)
Any officer of Abercrombie & Fitch Co. (the “Company”) who is also a director of the Company receives no additional compensation for services rendered as a director. Directors of the Company who are not employees, or as referred to by the Company, “associates”, of the Company or its subsidiaries (“non-associate directors”) are to receive:

•	an annual cash retainer of $65,000 (to be paid quarterly in arrears);

•
an additional annual cash retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and the members of the Audit Committee who are to receive an additional annual cash retainer of $40,000 and $25,000, respectively and (ii) the Chair of the Compensation Committee who is to receive an additional annual cash retainer of $30,000, in each case for serving in the stated capacity. In each case, the retainers are to be paid quarterly in arrears;

•	an additional annual cash retainer of $200,000 for the Chairman of the Board of the Company (the “Chairman Cash Retainer”), for serving in such capacity, which will be paid quarterly in arrears;

•
an annual grant of 3,000 restricted stock units (each of which represents the right to receive one share of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”), upon vesting); and

•
an additional annual grant of restricted stock units to the Chairman of the Board of the Company, for serving in such capacity, with the market value of the underlying shares of Common Stock on the grant date to be $100,000 (the “Chairman RSU Retainer”).

The annual restricted stock unit grant is to be subject to the following provisions:

•	restricted stock units are to be granted annually on the date of the annual meeting of stockholders of the Company;

•
the maximum market value of the underlying shares of Common Stock on the date of grant is to be $300,000 (i.e., should the price of the Company’s Common Stock on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically reduced to provide a maximum grant date market value of $300,000);

•
the minimum market value of the underlying shares of Common Stock on the date of grant is to be $120,000 (i.e., should the price of the Company’s Common Stock on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date market value of $120,000); and

•
restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of the Company.

The annual Chairman RSU Retainer is to be subject to the following provisions:

•	restricted stock units are to be granted annually on the date of the annual meeting of stockholders of the Company; and

•
restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the Chairman of the Board’s death or total disability or upon a change in control of the Company.

As non-associate directors, Messrs. Arthur C. Martinez, Terry Burman and Charles R. Perrin will receive compensation in the same manner as the Company’s other non-associate directors. All such compensation, including the Chairman Cash Retainer, will be pro-rated for the period from January 27, 2014 to the date of the Company’s 2014 Annual Meeting of Stockholders, except for the Chairman RSU Retainer, of which a full annual portion was granted immediately to Mr. Martinez upon his election as Chairman of the Board of the Company and vested immediately in consideration of the service of Mr. Martinez for the period prior to the Company’s 2014 Annual Meeting of Stockholders. Messrs. Burman and Perrin received such pro-rated restricted stock unit grants of 1,500 units on February 24, 2014.
Non-associate directors are also to be reimbursed for their expenses for attending meetings of the Company’s Board of Directors and Board committee meetings and receive the discount on purchases of the Company’s merchandise extended to all Company associates.